Exhibit 99.2

Mr. Jeff Johnson Senior Vice President, Human Resources Headquarters: 263 Shuman Blvd. Naperville, IL 60563 Phone: 630-864-5697 Fax: 630-647-3722

November 4, 2011

Mr. Ryan Vero

2905 Glenbriar Drive

St. Charles, IL 60174

Subject: Impact of Termination on Compensation and Benefits

This letter summarizes the status of the compensation and benefit programs in which you participated while employed at OfficeMax and how certain compensation and benefit items will be handled after your termination date of December 2, 2011. Your compensation and benefits are governed by the actual plan documents and not by this letter; thus, if there is any inconsistency between the applicable plan document and any oral representation or any informal written communication (such as this letter), the plan document will always govern. Also, your compensation and benefits will be subject to applicable withholding and deductions, including, but not limited to, federal and state income tax withholding.

1.	Termination of Employment: Your last day of employment with OfficeMax will be December 2, 2011. You are not eligible for retirement status upon termination.

2.

Severance: Subject to your execution of the Company’s General Release, you are eligible for twelve months of severance pay in accordance with the following terms. Your severance period will begin on December 3, 2011 and will continue through December 2, 2012. Your severance pay will be based on your current salary of $566,032 and will be paid on the same bi-weekly pay periods as active employees beginning within 60 days of your termination date. In the event that the revocation period under the General Release has not expired prior to the 60th day following your termination date, your severance pay will be forfeited.

Annual Salary as of November 4, 2011	Gross Bi-Weekly Pay During Severance
$566,032	$21,770

Note that because you are considered a “specified employee” under Internal Revenue Code (“Code”) Section 409A, the following rules will apply:

(a) For purposes of applying the exception to Code Section 409A for short-term deferrals, each installment shall be treated as a separate “payment” for purposes of Code Section 409A. Accordingly, any benefits paid by March 15, 2012 shall be exempt from Code Section 409A and paid in accordance with OfficeMax’s normal payroll schedule.

(b) To the extent benefits are not exempt from Code Section 409A under (a) above, if your severance pay benefit otherwise payable in the first six months following your termination date is equal to or less than two times the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2), such severance benefit shall be exempt from Code Section 409A and paid in accordance with OfficeMax’s normal payroll schedule.

(c) To the extent a portion of your severance pay benefit is not exempt from Code Section 409A pursuant to (a) and (b) above, such remaining severance pay benefit will not be paid to you until the first payroll date of the 7th month following your termination date. Any deferred payments will be paid in a lump sum and will be equal to the portion of the severance pay benefit that exceeds the Code Section 409A limit. Thereafter, the remainder of your severance pay benefit will be payable in installments according to OfficeMax’s normal payroll schedule.

3.	OfficeMax Incentive & Performance Plan: The chart below summarizes the equity awards that may be available to you on the vesting dates in accordance with the award agreements of such grants. All other outstanding grants are cancelled and foreited as of your termination date. Please check your MSSB account for the shares that you own.

Award Type	Grant Date	Exercise Price	Initial Award	Exercised	Forfeited	Vested and Un-exercised*
Stock Options	2/12/2009	$4.80	74,500	24,833	24,834	24,833
	2/11/2010	$14.52	48,914	0	32,610	16,304
	2/9/2011	$16.86	31,210	0	31,210	0

*	You have 90 days from your termination date to exercise your vested and unexercised options. Please note, pre-clearance from Corporate Legal (Susan Wagner-Fleming) is required.

Award Type	Grant Date	Initial Award	Vesting Date	Forfeited	Outstanding (Estimated Pro-rated Award)
Performance – Based Restricted Stock Units**	2/12/2009	26,000	2/12/2011 2/12/2012	0 1,083	0 11,917
	2/11/2010	15,326	2/11/2012 2/11/2013	958 3,193	6,705 4,470
	2/9/2011	10,840	2/9/2013 2/9/2014	3,387 4,065	2,033 1,355
Time-Based Restricted Stock Units	8/13/2010	62,054	8/13/2011 8/13/2012 8/13/2013	0 7,757 12,066	0 12,928 8,619
Total					48,027

**	The performance-based restricted stock awards are subject to attainment of performance metrics and approval of results by the Board during the first quarter of 2012, 2013 and 2014, as applicable. Results will be communicated after applicable vesting dates listed above.

4.	Corporate Leadership Incentive Plan (CLIP): Based on your termination date of December 2, 2011, you will be eligible to receive a payment for the 2011 plan year, payable (if any is earned) in February 2012.

5.	Executive Savings Deferral Plan (ESDP): All contributions to the ESDP end as of your termination date. Contributions will be taken from your final paycheck according to your elections. Your current estimated account balances are provided below.

Plan Year	Balance	Distribution Election
2008 Balance	$25,288	Lump sum at Termination

As a specified employee under IRS Code Section 409A, your distributions from this plan are subject to a six month delay. As such, any distributions to you under the ESDP that would normally have been paid at termination will be delayed in order to comply with Code Section 409A. All payments are subject to state and federal income tax withholdings.

6.	OfficeMax Savings Plan 401(k): All contributions to the Savings Plan will end as of your termination date. Contributions will be taken from your final paycheck according to your election. Details concerning your Savings Plan options after termination will be sent to you from Vanguard. Please contact Vanguard at 800-523-1188 if you have any questions concerning your 401(k) account.

7.	Medical/Dental/Vision: Your group healthcare benefits will end on your termination date of December 2, 2011. Provided you make a timely election of benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), you may choose to continue the active employee medical and dental plans at the associate rate through the end of your severance period (provided you timely execute the General Release). If you do not timely execute the General Release, you may still choose to continue coverage under the medical and dental plans at your own expense by making a timely COBRA election and timely paying the applicable premiums.

Under COBRA, you may continue your current healthcare coverage on a self-pay basis for a total of eighteen (18) months. If you timely choose to purchase COBRA coverage, it will cover any lapsed period. Additional information about COBRA, including the election form, COBRA rates, and a detailed letter will be mailed to your home address. You will have 60 days to submit your COBRA form electing to continue coverage.

8.	Life Insurance: All active life insurance coverage ends on your termination date. You will have 31 days from the date coverage ends in which to elect to continue life insurance coverage without medical examination. Contact Reliastar, an ING Company, directly at 1-866-354-5335 for information on continuing life insurance coverage.

9.	Disability and AD&D Coverage: Short-term disability, long-term disability coverage and Accidental Death and Dismemberment insurance end on your termination date.

10.	Your Time Off (YTO): Upon termination of employment, all accrued but unused YTO will be paid to you on the next available payroll.

We wish you well in your future endeavors.

Sincerely,

/s/ Jeff Johnson

SVP, Human Resources

Enclosure: General Release

JJ/rc